As filed with the Securities and Exchange Commission on June 28, 2012

Registration No. 333-137594
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

BANKS.COM, INC.
(Exact Name of Registrant as Specified in its Charter)

Florida (State or Other Jurisdiction of Incorporation or Organization)	55-3234205 (I.R.S. Employer Identification Number)

425 Market Street Suite 2200 San Francisco, CA (Address of Principal Executive Offices)	94105 (Zip Code)

Banks.com, Inc.  2005 Equity Incentive Plan
and
2004 Equity Incentive Plan
(Full Title of the Plans)

Bradley T. Zimmer, Esq.
Secretary
Six Concourse Parkway
Suite 1500
Atlanta, GA 30328
(Name and Address of Agent for Service)

(404) 974-2722
(Telephone Number, Including Area Code, of Agent for Service)

With copies to:

Gerald L. Baxter
Greenberg Traurig, LLP
Terminus 200
Suite 2500
3333 Piedmont Rd N.E.
(678) 553-2430

DEREGISTRATION OF SHARES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (Registration No. 333-137594) previously filed by Banks.com, Inc., a Florida corporation (the “Registrant”), on September 26, 2006 (the “Registration Statement”).

On June 28, 2012, pursuant to the terms of that certain Agreement and Plan of Merger, dated as of February 26, 2012, by and among the Registrant, Remark Media, Inc., a Delaware corporation (“Remark Media”), and Remark Florida, Inc., a Delaware corporation and a wholly-owned subsidiary of Remark Media (“Merger Sub”), Merger Sub merged with and into the Registrant (the “Merger”) with the Registrant continuing after the Merger as the surviving corporation. As a result of the Merger, the Registrant has terminated all offerings of securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statement. In accordance with an undertaking made by the Registrant to remove from registration, by means of a post-effective amendment, any securities registered under the Registration Statement that remain unsold at the termination of the offering, the Registrant hereby removes from registration all securities registered under the Registration Statement that remain unsold as of the effective time of the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (Registration No. 333-137594) to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on this 28th day of June, 2012.

BANKS.COM, INC.

By:	/s/ Bradley T. Zimmer
Bradley T. Zimmer, Secretary

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Carrie B. Ferman	President and Director	June 28, 2012
Carrie B. Ferman	(Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)

/s/ Bradley T. Zimmer	Director	June 28, 2012
Bradley T. Zimmer